                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                              NU-TECH BIO-MED, INC.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   038156 10 5
                                 --------------
                                 (CUSIP Number)

                              Michael G. Jesselson
                                   Suite 4101
                 1301 Avenue of the Americas, New York, NY 10019
                                  212-459-9517
                 -----------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                April 2, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

      Check the following box if a fee is being paid with the statement. |_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

      NOTE: Six copies of this statement, including all exhibits should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)



                              (Page 1 of 20 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 2 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael G. Jesselson

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
  NUMBER OF                  -0-
   SHARES             ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  170,382
     EACH             ----------------------------------------------------------
   REPORTING          9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             170,382
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             170,382

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              7.04%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 3 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Linda Jesselson

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 -0-
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  17,142
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             17,142
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             17,142

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.76%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 4 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lucy Lang

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 -0-
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  153,240
     EACH             ----------------------------------------------------------
   REPORTING          9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             153,240

--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             153,240

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              6.38%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 5 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Erica Jesselson

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 -0-
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  136,098
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             136,098
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             136,098

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             5.71%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 6 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Claire Strauss

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 -0-
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  136,098
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             136,098
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             136,098

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             5.71%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 7 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Benjamin J. Jesselson

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        OO   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 -0-
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  136,098
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 -0-
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             136,098
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             136,098

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             5.71%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 8 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Yosepha Bracha Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 8,571
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 8,571
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             8,571

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.38%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                    Page 9 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Yaira Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 8,571
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 8,571
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             8,571

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.38%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                   Page 10 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Jonathan Judah Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 8,571
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 8,571
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             8,571

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.38%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                   Page 11 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Maya Ariel Ruth Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 8,571
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 8,571
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             8,571

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.38%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                   Page 12 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Michael G. Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 110,700
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 110,700
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             110,700

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             4.69%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                   Page 13 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The Benjamin J. Jesselson Trust

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 12,699
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 12,699
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             12,699

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.56%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                                    Schedule 13D
--------------------------------------------------------------------------------
CUSIP No. 038156 10 5                  13D                   Page 14 of 20 Pages
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        The October 1983 Trust FBO Grandchildren

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      SOURCE OF FUNDS*
        PF   See Item 3

--------------------------------------------------------------------------------
5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       |_|

--------------------------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

--------------------------------------------------------------------------------
                      7.     SOLE VOTING POWER
   NUMBER OF                 12,699
     SHARES           ----------------------------------------------------------
 BENEFICIALLY         8.     SHARED VOTING POWER
   OWNED BY                  -0-
     EACH             ----------------------------------------------------------
  REPORTING           9.     SOLE DISPOSITIVE POWER
 PERSON WITH                 12,699
                      ----------------------------------------------------------
                      10.    SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             12,699

--------------------------------------------------------------------------------
12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      |_|

--------------------------------------------------------------------------------
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             0.56%

--------------------------------------------------------------------------------
14.     TYPE OF REPORTING PERSON*
        OO   See Item 2

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 15 of 20 Pages

     This Amendment No. 2 amends the statements on Schedule 13D, as amended (the "Schedule 13D"), relating to the Common Stock, par value $.01 per share ("Common Stock") of Nu-Tech Bio-Med, Inc. ("the Company") filed with the Securities and Exchange Commission on behalf of Michael G. Jesselson ("M. Jesselson"), Linda Jesselson ("L. Jesselson"), Lucy Lang, Erica Jesselson ("E. Jesselson"), Claire Strauss, Benjamin J. Jesselson ("B. Jesselson"), the Yosepha Bracha Jesselson Trust ("YBJ Trust"), the Yaira Jesselson Trust ("YJ Trust"), the Jonathan Judah Jesselson Trust ("JJJ Trust"), the Maya Ariel Ruth Jesselson Trust ("MARJ Trust"), the Michael G. Jesselson Trust ("MGJ Trust"), the Benjamin J. Jesselson Trust ("BJJ Trust") and the October 1983 Trust FBO Grandchildren ("October Trust"). M. Jesselson, L. Jesselson, Lucy Lang, E. Jesselson, Claire Strauss, B. Jesselson, the YBJ Trust, the YJ Trust, the JJJ Trust, the MARJ Trust, the MGJ Trust, the BJJ Trust and the October Trust are herein after collectively referred to as the "Reporting Persons". The YBJ Trust, the YJ Trust, the JJJ Trust, the MARJ Trust, the MGJ Trust, the BJJ Trust and the October Trust are sometimes hereinafter collectively referred to as the "Trusts". Except as disclosed herein, there has been no change in the information previously reported in the Schedule 13D. Capitalized terms not defined herein shall have the meaning ascribed to them in the Schedule 13D.

Item 5.           Interest in Securities of the Issuer

         Based upon information furnished by counsel to the Company, there are 2,248,857 shares of Common Stock outstanding as of February 25, 1997. The Reporting Persons rely upon this number.

         The YBJ, YJ, JJJ and MARJ Trusts each owns 8,571 warrants. The MGJ Trust owns 110,700 warrants. The BJJ Trust owns 12,699 warrants. The October Trust owns 12,699 warrants.

         The trustees of the YBJ and YJ Trusts, would each share among themselves the power to vote or direct the vote and to dispose or direct the disposition of 17,142 warrants. The trustees of the JJJ and MARJ Trusts would each share among themselves the power to vote or direct the vote and to dispose or direct the disposition of 17,142 warrants. The trustees of the MGJ, BJJ and October Trusts would share the power to vote or direct the vote and to dispose or direct the disposition of 136,098 warrants.

         M. Jesselson, as a trustee of the Trusts, beneficially owns 170,382 warrants which, upon exercise, would constitute approximately 7.04% of the outstanding shares of Common Stock. Assuming the Trusts exercise the warrants,
M. Jesselson, as trustee of the YBJ, YJ, JJJ, MARJ, MGJ, BJJ, and October Trusts has shared power with the other trustees to vote or direct the vote and to dispose or direct the disposition of 170,382 shares of Common Stock constituting 7.04% of the outstanding stock.

                                                             Page 16 of 20 Pages

         Lucy Lang, as a trustee of the YBJ and YJ Trusts, shares with M. Jesselson the power to vote or direct the vote and to dispose or direct the disposition of 17,142 warrants owned by the YBJ and YJ Trusts. Lucy Lang, as a trustee of the MGJ, BJJ and October Trusts shares power with E. Jesselson, Claire Strauss, M. Jesselson and B. Jesselson to vote or direct the vote and to dispose or direct the disposition of 136,098 warrants owned by the MGJ, BJJ and October Trusts. Lucy Lang, as trustee of the YBJ, YJ, MGJ, BJJ and October Trusts beneficially owns 153,240 warrants which, upon exercise, would constitute approximately 6.38% of the outstanding shares of Common Stock.

         L. Jesselson, as a trustee of the JJJ and MARJ Trusts shares power with
M. Jesselson to vote or direct the vote and to dispose or direct the disposition of 17,142 warrants owned by the JJJ and MARJ Trusts. L. Jesselson, as trustee of the JJJ and MARJ Trusts, beneficially owns 17,142 warrants which, upon exercise, would constitute approximately 0.76% of the outstanding shares of Common Stock.

         Claire Strauss, as a trustee of the MGJ, BJJ and October Trusts shares power with E. Jesselson, Lucy Lang, Claire Strauss, and B. Jesselson to vote or direct the vote and to dispose or direct the disposition of 136,098 warrants owned by the MGJ, BJJ and October Trusts. Claire Strauss, as trustee of the MGJ, BJJ and October Trusts beneficially owns 136,098 warrants which, upon exercise, would constitute approximately 5.71% of the outstanding shares of Common Stock.

         E. Jesselson, as a trustee of the MGJ, BJJ and October Trusts shares power with Claire Strauss, Lucy Lang, M. Jesselson and B. Jesselson to vote or direct the vote and to dispose or direct the disposition of 136,098 warrants owned by the MGJ, BJJ and October Trusts. E. Jesselson, as trustee of the MGJ, BJJ and October Trusts, beneficially owns 136,098 warrants which, upon exercise, would constitute approximately 5.71% of the outstanding shares of Common Stock.

         B. Jesselson, as a trustee of the MGJ, BJJ and October Trusts shares power with E. Jesselson, Claire Strauss, Lucy Lang, and M. Jesselson to vote or direct the vote and to dispose or direct the disposition of 136,098 warrants owned by the MGJ, BJJ and October Trusts. B. Jesselson, as trustee of the MGJ, BJJ and October Trusts, beneficially owns 136,098 warrants which, upon exercise, would constitute approximately 5.71% of the outstanding shares of Common Stock.

         The YBJ, YJ, JJJ, and MARJ Trusts each has the sole power to vote or direct the vote and to dispose or direct the disposition of 8,571 warrants, which constitutes approximately 0.38% of the outstanding shares of Common Stock.

         The BJJ Trust has the sole power to vote or direct the vote and to dispose or direct the disposition of 12,699 warrants which constitutes approximately 0.56% of the outstanding Common Stock.

                                                            Page 17 of 20 Pages

The October Trust has the sole power to vote or direct the vote and to dispose or direct the disposition of 12,699 warrants which constitutes approximately 0.56% of the outstanding Common Stock. The MGJ Trust has the sole power to vote or direct the vote and to dispose or direct the disposition of 110,700 warrants which constitutes approximately 4.69% of the outstanding Common Stock.

         Assuming the exercise of all warrants held by the Trusts, the Reporting Persons may be deemed to beneficially own in the aggregate 170,382 shares of Common Stock, representing approximately 7.04% of the Common Stock outstanding.

         The following sale transactions were effected by the Reporting Persons during the past sixty days:

Date               Reporting Person   Amount       Price per Share
----               ----------------   ------       ---------------
3/26/97            BJJ Trust          6,000        3.25
3/26/97            MGJ Trust          9,000        3.361
3/26/97            MGJ Trust          2,000        3.25
3/27/97            MGJ Trust          2,500        3.25
4/02/97            BJJ Trust          2,000        3.1875
4/02/97            BJJ Trust          2,000        3.3125
4/02/97            BJJ Trust          2,000        3.1875
4/02/97            MGJ Trust          4,000        3.125
4/02/97            MGJ Trust          3,000        3.125
4/03/97            BJJ Trust          4,306        3.0461
4/03/97            MGJ Trust          2,000        3.125
4/03/97            MGJ Trust          3,333        3.0461
4/04/97            BJJ Trust         12,500        3.0
4/04/97            MGJ Trust          7,501        3.0

                                                            Page 18 of 20 Pages

                                    Signature

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: April 7, 1997

                           YOSEPHA BRACHA JESSELSON TRUST, UIT January 10,
                           1989

                           By /s/_______________________________
                              Michael G. Jesselson

                              Trustee

                           By /s/_______________________________
                              Lucy Lang
                              Trustee

                           YAIRA JESSELSON TRUST, UIT December 18, 1991

                           By /s/_______________________________
                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Lucy Lang
                              Trustee

                           JONATHAN JUDAH JESSELSON TRUST, UIT June 1, 1987

                           By /s/_______________________________
                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Linda Jesselson
                              Trustee

                           MAYA ARIEL RUTH JESSELSON TRUST, UID June 30, 1993

                           By /s/_______________________________
                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Linda Jesselson
                              Trustee

                                                            Page 19 of 20 Pages

                           MICHAEL G. JESSELSON TRUST, UID December 18, 1980

                           By /s/_______________________________
                              Erica Jesselson
                              Trustee

                           By /s/_______________________________
                              Lucy Lang
                              Trustee

                           By /s/_______________________________

                              Claire Strauss
                              Trustee

                           By /s/_______________________________
                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Benjamin J. Jesselson
                              Trustee

                           BENJAMIN J. JESSELSON TRUST, UID December 18, 1980

                           By /s/_______________________________
                              Erica Jesselson
                              Trustee

                           By /s/_______________________________
                              Lucy Lang
                              Trustee

                           By /s/_______________________________
                              Claire Strauss
                              Trustee

                           By /s/_______________________________
                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Benjamin J. Jesselson
                              Trustee

                                                            Page 20 of 20 Pages

                           THE OCTOBER 1983 TRUST FBO GRANDCHILDREN

                           By /s/_______________________________
                              Erica Jesselson
                              Trustee

                           By /s/_______________________________
                              Lucy Lang
                              Trustee

                           By /s/_______________________________
                              Claire Strauss
                              Trustee

                           By /s/_______________________________

                              Michael G. Jesselson
                              Trustee

                           By /s/_______________________________
                              Benjamin J. Jesselson
                              Trustee